Exhibit 99.1
Investor Contact:
Kelsey Doherty
McAfee, Inc.
(203) 321-1239
kelsey_doherty@mcafee.com
Media Contact:
Michael Busselen
McAfee, Inc.
(408) 346-3385
michael_busselen@mcafee.com
McAfee, Inc. Announces Completion of Financial Restatement and Tentative Settlement of Derivative
Lawsuits Relating to Stock Option Practices
SANTA CLARA, Calif., Dec. 21, 2007 — McAfee, Inc. (NYSE: MFE) today announced that it has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2006, as well as Quarterly Reports on Form 10-Q for the second and third quarters of 2006 and the first, second and third quarters of 2007. McAfee’s periodic filings with the SEC are now current.
The company had previously announced that the amount of the pre-tax non-cash stock based compensation charges to be reflected in its financial statements was likely to be between $100 million and $150 million. To correct past accounting for stock options, the company has recorded an additional $137.4 million of pre-tax, non-cash stock based compensation charges for the years 1995 through 2005. Approximately 98 percent of these pre-tax non-cash charges were recorded in fiscal years 2004 and prior. These charges stemmed primarily from annual merit grants, grants made to new hires and modifications to employee option agreements after termination of employment. The restatement also includes corrections of other errors not related to stock options.
The filing of these reports follows the previously announced review of McAfee’s historic stock option granting practices by a special committee of independent directors, with the assistance of independent counsel and forensic accountants. The recently filed 2006 Form 10-K restates the originally filed consolidated financial statements for fiscal years 2005 and 2004, our selected financial data for the fiscal years 2005 through 2002 and our quarterly financial data for the first quarter of 2006 and all the quarters of 2005. In addition, 2007 and 2006 quarterly results have been updated from amounts originally included in our quarterly press releases.
McAfee intends to consider initiating a share repurchase program. Purchases under a board approved stock repurchase plan would be subject to a review of the circumstances in place at the time, and would not be implemented until after the company has announced its results for the quarter and year ended December 31, 2007.
McAfee is now no longer subject to the New York Stock Exchange’s procedures for late annual filers.

In a related event, the company has reached a tentative settlement with the plaintiffs in the pending federal and state derivative securities lawsuits related to historical stock option practices. The company has accrued $13.8 million in its second quarter 2006 financial statements related to expected payments pursuant to the tentative settlement and expects to complete the documentation and the required approvals in late December 2007 or early in the first quarter of 2008.
Additional financial information relating to the restatement of prior periods and copies of the company’s filings are available on McAfee’s investor relations website at http://investor.mcafee.com.
The company will host a previously scheduled conference call to report its fourth quarter 2007 earnings results on Thursday, February 7, 2008, at 4:30 p.m. Eastern time.
About McAfee, Inc.
McAfee Inc., the leading dedicated security technology company, headquartered in Santa Clara, California, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. http://www.mcafee.com.
(C) 2007 McAfee, Inc. All rights reserved.
This news release contains forward-looking statements about McAfee’s common stock repurchase program and the tentative settlement of the federal and state derivative securities lawsuits. The statements are based on management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict, including, but not limited to, changes in the market price of the company’s common stock, changes in the company’s financial results, financial condition and cash requirements, the risk we do not reach final resolution with respect to the tentative settlement or that the court does not approve the tentative settlement reached by the company and the plaintiffs in the federal and state derivative securities lawsuits or that our insurers do not consent and contribute to the settlement. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. McAfee undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.